EXHIBIT 99.1

                                                       Media Contact:
                                                       ---------------
                                                       Gordon R. Manuel
                                                       864-282-9448

                                                       Analyst Contact:
                                                       --------------- -
                                                       Duane A. Owens
                                                       864-282-9488



FOR IMMEDIATE RELEASE
TUESDAY, APRIL 4, 2006



                            BOWATER ANNOUNCES NEW CEO

GREENVILLE, SC - Bowater Incorporated (NYSE: BOW) announced today that David J. Paterson has been appointed President and Chief Executive Officer of the Company effective May 1, 2006. He succeeds Arnold M. Nemirow, who is retiring as Chief Executive Officer but will remain as non-executive Chairman until later this year.

     Since  2003,  Mr.  Paterson,  51,  has been  Executive  Vice  President  of
Georgia-Pacific Corporation, in charge of its Building Products Division. He joined Georgia-Pacific in 1987, and in recent years has been responsible for its Pulp and Paperboard Division, its Paper and Bleached Board Division and its Communication Papers Division. Mr. Paterson holds a Bachelor of Science Degree from the School of Industrial and Labor Relations, Cornell University, and a Masters in Business Administration from the University of Michigan.

     "David brings a vast amount of business experience as well as a successful record of accomplishments to Bowater. I am confident that he will provide the strong leadership necessary to further our Company's financial recovery," said Nemirow.

     In January 2006, Mr. Nemirow, 63, announced his intention to retire this year pending completion of a search for his successor. He joined Bowater in 1994 as President and Chief Operating Officer, becoming Chief Executive Officer in March 1995, and Chairman in 1996. Prior to joining Bowater, Mr. Nemirow served as President and Chief Executive Officer of Wausau Paper Mills Company after spending sixteen years with Great Northern Nekoosa Corporation. He began his career in 1969 with a Wall Street law firm.

     Bowater Incorporated, headquartered in Greenville, SC, is a leading producer of newsprint, coated mechanical and specialty papers. In addition, the company makes bleached kraft pulp and lumber products. The company has 12 pulp and paper mills in the United States, Canada and South Korea and 11 North American sawmills that produce softwood lumber. Bowater also operates two facilities that convert a base sheet to coated products. Bowater's operations are supported by approximately 1.4 million acres of timberlands owned or leased in the United States and Canada and 29 million acres of timber cutting rights in Canada. Bowater is one of the world's largest consumers of recycled newspapers and magazines. Bowater common stock is listed on the New York Stock Exchange and the Pacific Exchange. A special class of stock exchangeable into Bowater common stock is listed on the Toronto Stock Exchange (TSX: BWX).



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